UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2015

Aéropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)

(646) 485-5410
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 30, 2015, Aéropostale, Inc. (the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that, as of October 28, 2015, the Company was not in compliance with Section 802.01B of the NYSE Listed Company Manual because its average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, stockholders’ equity was less than $50 million.

The Company plans to notify the NYSE by November 13, 2015 that it intends to submit a plan to cure the deficiency and return to compliance with NYSE continued listing requirements. Under the NYSE rules, the Company has 45 days from the receipt of the NYSE notice to submit a plan advising the NYSE of definitive action the Company has taken, or is taking, that would bring it into conformity with market capitalization listed standards within 18 months of receipt of the NYSE notice. The NYSE will review the plan and, within 45 days of its receipt, determine whether the Company has made a reasonable demonstration of an ability to come into conformity with the relevant standards in the 18 month period. If the NYSE accepts the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the 18 month cure period, subject to the Company’s compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with the other NYSE listing standards.

As required under the NYSE rules, the Company issued a press release on November 5, 2015 announcing that it had received the notice of noncompliance. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits

	99.1	Press release, dated November 5, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aéropostale, Inc.

/s/ Marc G. Schuback
Marc G. Schuback
Senior Vice President, General Counsel & Secretary

Dated: November 5, 2015

Exhibit Index

Exhibit No.	Exhibit
99.1	Press release, dated November 5, 2015